Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
December 21, 2009
CONTACT: Doug Duvall
703-903-2476

FREDDIE MAC DIRECTOR, BARBARA T. ALEXANDER,
WILL NOT SEEK RE-ELECTION

McLEAN, Va.  — Freddie Mac (NYSE: FRE) today announced that one of its directors, Barbara T. Alexander, will not seek re-election to the company’s board when her current term expires, which is expected to be in March 2010. Alexander initially joined the board in 2004 and was one of three directors that the Federal Housing Finance Agency (FHFA) asked to remain on the board after the company was placed into conservatorship in September 2008.

While in conservatorship, Alexander has been instrumental in helping FHFA and non-executive chairman of the board, John A. Koskinen, recruit additional board members and a new senior management team. Alexander currently chairs the Business and Risk Committee and serves on the Compensation and Executive Committees. She will continue to serve in those roles through the company’s board meeting on March 19, 2010. Chairman John A. Koskinen will lead the search for Alexander’s successor.

“Barbara has provided an invaluable service to this company during a particularly challenging five-year period for Freddie Mac and the housing industry,” said John A. Koskinen, chairman of Freddie Mac’s board of directors. “Her leadership and knowledge of the company was especially helpful in providing transition and management continuity this past year while the company has been in conservatorship.”

“Barbara has been extremely helpful to me in the four months that I’ve served as CEO,” said Charles E. “Ed” Haldeman, Jr., chief executive officer. “I appreciate her insight, her depth of experience and her strong commitment to Freddie Mac and its vital work.”

“I look forward to remaining actively involved on the board through the first quarter 2010,” said Alexander. “We’ve undertaken critical work in support of the administration’s Making Home Affordable program, and I have great confidence in the company’s ability to continue to serve its role of putting families into homes they can afford and keep.”

Alexander has been an independent consultant since 2004. Prior to that, she was a senior advisor to UBS Warburg LLC and managing director of the North American Construction and Furnishings Group in the Corporate Finance Department of UBS. She has also held various positions at Salomon Brothers, Smith Barney, Investors Diversified Services, and Wachovia Bank and Trust Company. She is a member of the board of directors of Allied World Assurance Company and Qualcomm Incorporated. She also is an executive fellow at the Joint Center for Housing Studies at Harvard University.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters. www.FreddieMac.com

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